Exhibit 5.1
OPINION OF OGILVY RENAULT LLP
May 21, 2008
Royal Bank of Canada
Royal Bank Plaza
200 Bay Street
Toronto, ON M5J 2J5
Dear Sirs/Mesdames:
We are counsel to Royal Bank of Canada (the “Bank”) in connection with the proposed issuance of common shares of the Bank (the “Shares”) pursuant to an Agreement and Plan of Merger dated as of February 14, 2008 (the “Merger Agreement”) by and among the Bank, Steamer Acquisition Corp., Ferris, Baker Watts, Incorporated and Adrian G. Teel, solely in his capacity as the Shareholders’ Representative.
We understand that in connection with the issuance of the Shares, the Bank is filing a Registration Statement on Form F-4 with the United States Securities and Exchange Commission under The Securities Act of 1933, as amended, (the “Act”). This opinion is delivered to you in support of the Bank’s Registration Statement, to which this opinion appears as an exhibit.
In rendering the opinion set out below, we have examined original or duplicate copies or certified copies of such corporate records and other documents and considered such questions of law as we have considered necessary for the purposes of this opinion. With respect to the accuracy of factual matters material to this opinion, we have relied upon certificates or comparable documents and representations of public officials and of officers or representatives of the Bank.
In giving this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as duplicates, certified, conformed, telecopied or photostatic copies and the authenticity of the originals of such documents.
Based and relying upon the foregoing and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares, when issued in accordance with the terms of the Merger Agreement, will be validly issued as fully paid and non-assessable shares in the capital of the Bank.
The foregoing opinion is limited to the current laws of the Province of Ontario and the federal laws of Canada applicable therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Validity of RBC Common Shares” in the Proxy Statement/Prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the rules and regulations promulgated thereunder.
Yours truly,

/s/ Ogilvy Renault LLP